Nord Pacific Limited
2727 San Pedro, NE, Suite 116
Albuquerque, NM  87110
Tel:    (505) 872-2470
Fax:    (505) 830-9332

July 14, 2004

Dear Shareholder:

As you are aware, Nord Pacific and Allied Gold have entered into a Plan of Arrangement, which is similar to a merger.  The proposal is to be put to the shareholders of both companies for approval at a Special Meeting to be held in the near future.  The transaction involves the exchange of Nord Pacific shares for Allied Gold shares, which will be fully explained in a comprehensive Joint Information Circular that will be mailed to shareholders prior to the meeting.

The purpose of this letter is to alert you to a few actions that you should take as soon as possible in advance of receipt of the Joint Information Circular or the meeting.

If approved (which we believe will happen), the share exchange will be a taxable event in Canada and non-residents of Canada will have 25% withholding tax deducted from their proceeds.  If you are a non-resident this will be accomplished by the withholding of 25% of the shares of Allied Gold to which you would otherwise have been entitled.  These shares will then be sold to meet your withholding tax obligations.  To recover this money you will have to file an income tax return with the Canada Revenue Agency to obtain a refund.

However, if you are a non-resident of Canada, you  may be able to obtain an exemption from Canadian withholding taxes from the Canada Revenue Agency.  The necessary documentation to obtain this exemption certificate, officially called a Certificate of Compliance (but also referred to as a Withholding Tax Certificate) is attached hereto.

It is extremely important that you submit a completed Request for the Certificate of Compliance (Form T-2062) to the Canada Revenue Agency as soon as you can.  It typically takes 4-8 weeks to obtain the Certificate.  A blank Form T-2062 and directions on what to do with the Certificate are in the attached documentation.  If you hold more than one block of Nord Pacific shares, with different brokers or under different names for example, you will need to submit a separate Request for a Certificate of Compliance for each block.  Photocopy the enclosed Form T-2062 as required.

In addition, if you are a corporation, partnership or sole proprietorship, you will also have to obtain a Business Number from the Canada Revenue Agency prior to submitting your request for a Certificate of Compliance.  Form RC1 is attached for this purpose.

A number of shareholders hold their shares in street name with their broker.  If you have shares with a broker, you need to take steps to withdraw the shares from the broker's name and register them in your name.  You should contact your broker immediately and find out his procedures to register the shares in your name.  To enable Allied Gold to avoid withholding 25% of the Allied Gold shares, Nord Pacific share certificates will need to be sent with the letter of transmittal to the Depository.  In addition, non-residents of Canada will need to be registered holders to submit a matching Certificate of Compliance and make the necessary representations and warranties in the letter of transmittal. Canadian residents will need to be registered holders to make the necessary representations and warranties to Allied Gold.  This is more fully described in the attached instructions and the Joint Information Circular that you will receive shortly.  It is not essential that non-residents of Canada have the shares registered in their own name prior to submitting the request for the Certificate of Compliance, but it would be helpful.

I encourage you to call Patricia Solano at (505) 872-2470, or if you live in Australia, John Syriatowicz at 02-9958-5034 or 02-9251-5166, or email us at mail@nordpacific.com if you have any questions regarding the form and we will assist you as best we can. I thank you for your support and encouragement over the past three years.

Sincerely,

Mark R. Welch
President and Chief Executive Officer

(over)

Forward-Looking Statements.

This shareholder letter contains forward-looking statements concerning the pending plan of arrangement, including the anticipated consideration to be issued and tax and other consequences of the transactions if they are completed as anticipated.  Forward-looking statements are not statements of historical fact, and actual events or results may differ materially from those described in the forward-looking statements, as the result of a variety of risks, uncertainties and other factors, including, without limitation, the risk that one or more parties may not perform its obligations under its agreements; that conditions to the closing of the transactions may not be satisfied; that one or more third parties may make competing acquisition proposals, commence litigation, or take other action to seek to delay or prevent closing of the plan of arrangement; that Nord Pacific's or Allied Gold's shareholders or the court may not approve the transactions; that Canadian tax authorities may take positions inconsistent with the parties expectations or that applicable tax laws or regulations may change.

Forward-looking statements are based on management's beliefs, opinions and estimates as of the date they are made, and no obligation is assumed to update forward-looking statements if these beliefs, opinions or estimates should change or to reflect other future developments.

Not an Offer of Securities or Solicitation of a Proxy.

This communication is not a solicitation of a proxy from any security holder of Allied Gold or Nord Pacific, nor is this communication an offer to purchase nor a solicitation to sell securities.  Any offer or solicitation will be made only through an information circular; proxy statement or similar document.  Investors and security holders are strongly advised to read such document regarding the proposed business combination referred to in this communication, if and when such document is filed and becomes available, because it will contain important information for them to consider with their vote.  Any such document would be filed by Nord Pacific with the U.S. Securities and Exchange Commission ("SEC") and would be available at the SEC's web site, www.sec.gov, and by Allied Gold with the Australian Stock Exchange.  Nord Pacific, its directors, executive officers and certain employees may be considered "participants in the solicitation" of proxies from Nord Pacific's shareholders in connection with the proposed business combination.  Information regarding such persons and descriptions of their interests in the proposed business combination and related transactions will be contained in the proxy statement of Nord Pacific when it is filed.